Exhibit 10.3

 MACK-CALI REALTY CORPORATION

 MULTI-YEAR PERFORMANCE AWARD AGREEMENT

 ROGER W. THOMAS

 AGREEMENT EVIDENCING THE GRANT

 OF A MULTI-YEAR PERFORMANCE AWARD PURSUANT

TO THE 2004 INCENTIVE STOCK PLAN

 OF MACK-CALI REALTY CORPORATION

Agreement (“Agreement”) entered into as of September 12, 2012 by and between Mack-Cali Realty Corporation (the “Company”) and Roger W. Thomas (“Recipient”).

Whereas, pursuant to the 2004 Incentive Stock Plan of Mack-Cali Realty Corporation (the “Plan”), the Company hereby awards shares of the Company’s common stock, par value $.01 per share (“Common Stock”), to the Recipient to be issued on or about January 1, 2013 (the “Performance Commencement Date”), subject to such terms, conditions, and restrictions (hereinafter, “Multi-Year Performance Award”) as set forth in the Plan, this Agreement and the Amended and Restated Employment Agreement dated as of July 1, 1999 by and between the Company and Recipient, as amended by the letter agreement dated December 9, 2008, and as such agreement may be subsequently, amended from time to time, or any new employment agreement entered into by the parties in substitution for such agreement (the “Employment Agreement”);

Now Therefore, the parties hereto hereby agree as follows:

1.    Award of Shares of Restricted Stock.

(a)    Award.  Pursuant to the Plan, the Committee hereby awards to the Recipient a Multi-Year Performance Award representing the conditional receipt of Forty-One Thousand (41,000) shares of Common Stock (“Restricted Shares”) to be issued on or about the Performance Commencement Date subject to the terms, conditions and restrictions set forth herein.  Except for the defined terms set forth in Section 4 below, capitalized terms not otherwise defined in this Agreement shall be as defined in the Plan.

(b)    Employment Agreement.    The provisions of the Plan and this Agreement are subject to the terms of the Recipient’s Employment Agreement.

2.    Award Restrictions.

(a)    General Rules.    Ownership of Restricted Shares shall not vest in the Recipient, and shall be subject to forfeiture until the conditions of Section 2(b) and (c) or Section 4 are fully satisfied. For purposes of this Agreement, the following concepts shall be defined as follows: (i) the lapse of restrictions on the Recipient’s rights with respect to the Restricted Shares granted hereunder shall be referred to as “Vesting”; (ii) the period between the Performance Commencement Date and the date of Vesting shall be referred to as the “Vesting Period”; and (iii) the date Vesting occurs shall be referred to as the “Vesting Date.”

(b)    Vesting Schedule.    An aggregate of Forty-One Thousand (41,000) Restricted Shares may vest in the Recipient on a year by year basis over a five to seven year Vesting Period. The number of Restricted Shares initially scheduled to be vested and earned on each Vesting Date on a year by year basis provided the Annual Performance Targets specified in Section 2(c) below are satisfied is as follows:

Restricted Shares	Vesting Date
8,200	January 1, 2014
8,200	January 1, 2015
8,200	January 1, 2016
8,200	January 1, 2017
8,200	January 1, 2018

(c)    Performance Goals.    (i) The Restricted Shares shall vest on the applicable Vesting Date on a year by year basis provided that the Annual Performance Targets (as hereinafter defined) for the calendar year ending on the last day of the Company’s fiscal year immediately preceding such Vesting Date are met. The “Annual Performance Targets” shall mean the annual performance targets for each applicable calendar year as determined by the Executive Compensation and Option Committee of the Company’s Board of Directors (the “Committee”) and communicated to the Recipient no later than the last day of the first calendar quarter of the applicable calendar year; and (ii) In the event that the Annual Performance Targets for any calendar year are not satisfied so that the Restricted Shares do not vest on the Vesting Date on which they were scheduled to vest had the Annual Performance Targets been met, such Restricted Shares that failed to vest on such Vesting Date shall vest on any subsequent Vesting Date provided that the Annual Performance Targets for a subsequent calendar year are met. If any Restricted Shares remain unvested as of January 1, 2018, Annual Performance Targets shall be set for the 2018 calendar year and if any Restricted Shares have not vested by January 1, 2019, Annual Performance Targets shall be set for the 2019 calendar year. The Vesting Date applicable to the 2018 calendar year is January 1, 2019 and for the 2019 calendar year is January 1, 2020. Any Restricted Shares that have not been earned and vested by January 1, 2020 shall automatically be canceled and forfeited.

(d)    Lapse of Restrictions.    Upon the Vesting of Restricted Shares, the Recipient shall own the Shares free and clear of all restrictions imposed by this Agreement and the Recipient shall be free to hold or dispose of such Shares in his discretion, subject to applicable federal and state law or regulations.

(e)    Prohibition Against Assignment.    During the Vesting Period, the Restricted Shares may not be transferred or encumbered by the Recipient by means of sale, assignment, mortgage, transfer, exchange, pledge, or otherwise. The levy of any execution, attachment, or similar process upon the Restricted Shares shall be null and void.

3.    Stock Certificates.

(a)    Certificates.    Restricted Shares shall be evidenced by one or more stock certificates registered in the name of the Recipient or a nominee or nominees therefor. As soon as practicable following the Performance Commencement Date, the Company shall prepare and issue separate certificates for the Restricted Shares scheduled to vest in each year (the “Share Certificates”), which shall be registered in the name of the Recipient or a nominee and which shall bear such restrictive legend or legends (if any) as the Company may deem necessary or desirable under any applicable law. The Restricted Shares and such restrictions as the Company may deem necessary or desirable under any applicable law may be recorded by the Company in book-entry form in lieu of the issuance of Share Certificates.

(b)    Stock Powers.    The Recipient shall execute and deliver to the designee of the Company (the “Designee”) stock powers corresponding to the Share Certificates designating the Company as the transferee of an unspecified number of Shares, which stock powers may be completed by the Designee as specified herein. The Recipient and the Company each waive the requirement that the signature of the Recipient on the stock powers be guaranteed. Upon receipt of a copy of this Agreement and the stock powers, each signed by the Recipient, the Designee shall promptly notify the proper officers of the Company and the Share Certificates and stock powers shall be held by the Company in accordance with the terms of this Agreement.

(c)    Effect of Vesting.    Upon Vesting, the Company shall cause to be delivered to the Recipient (i) a certificate for the Shares which have vested free and clear of restrictive legends and (ii) any stock powers signed hereunder by the Recipient remaining in its possession related to the vested Shares. In the event that the Recipient dies after Shares are vested but before delivery of the certificate for the vested Shares, such certificate shall be delivered to, and registered in the name of, the Recipient’s beneficiary or estate, as the case may be.

(d)    Rights of Stockholder.    Except as otherwise provided in Section 2 and this Section 3, beginning on the

Performance Commencement Date and for the duration of the Vesting Period and after the certificates for the Restricted Shares have been issued, the Recipient shall be entitled to all rights of a stockholder of the Company, including the right to vote and the right to receive dividends, with respect to the Restricted Shares subject to this Agreement; provided, however, that the Recipient’s right to receive dividends on Restricted Shares shall be subject to and conditioned and payable only upon the vesting of such Restricted Shares. Subject to applicable withholding requirements, if any, accrued dividends from the Performance Commencement Date on a tranche of Restricted Shares shall be paid to the Recipient upon Vesting of such tranche of Restricted Shares. Dividends payable in respect of a tranche of Restricted Shares prior to Vesting shall be retained by the Company or a designated third party on such terms and conditions as are agreed upon by the Company and the Recipient, and shall only become payable to Recipient upon Vesting of such tranche of Restricted Shares as soon as practicable following such Vesting Date.

(e)    Power of Designee.    The Designee is hereby authorized by the Recipient to utilize the stock power delivered by the Recipient to transfer all forfeited Shares to the Company upon receipt of instructions from a duly authorized representative of the Company.

4.    Termination of Employment; Change in Control.

(a)    Termination Due to Disability, Death,  for Good Reason or Without Cause; Change in Control.    Unless otherwise provided in the Employment Agreement, and notwithstanding any provision of the Plan to the contrary, if on or after the date hereof the Recipient terminates employment with the Company due to Disability (as defined in the Employment Agreement), death, for Good Reason (as defined in the Employment Agreement) or a termination initiated by the Company without Cause (as defined in the Employment Agreement), all Restricted Shares subject to this Agreement and held by, or on behalf of, the Recipient shall be deemed earned and vested as of the Recipient’s last day of employment with the Company. In addition, unless otherwise provided in the Employment Agreement and notwithstanding any provision of the Plan to the contrary, all Restricted Shares subject to this Agreement and held by the Recipient on the date that a Change in Control (as defined in the Employment Agreement) occurs shall be deemed earned and vested as of such date.

(b)    Termination for Any Other Reason.    Unless otherwise provided in the Employment Agreement, if the Recipient’s employment with the Company terminates after the date hereof but prior to January 1, 2018 and prior to the occurrence of a Change in Control for reasons other than Disability, death, a termination initiated by the Company without Cause or by Recipient for Good Reason, any Restricted Shares subject to this Agreement that have not been earned and vested prior to the Recipient’s termination of employment shall be immediately forfeited on the last day of the Recipient’s employment with the Company.

5.    Withholding.

No later than the date as of which an amount first becomes includible in the gross income of the Recipient for income tax purposes or subject to the Federal Insurance Contributions Act withholding with respect to any and each tranche of Restricted Shares under this Multi-Year Performance Award, the Recipient will pay to the Company any minimum United States federal, state or local or foreign taxes of any kind required by law to be withheld with respect to such amount (the “Minimum Withholding Amount”).  Payment of the Minimum Withholding Amount shall be made by the Recipient either (x) in cash, or (y) by forfeiting to the Company such number of Restricted Shares with a tax value equal to the Minimum Withholding Amount.  The obligations of the Company under this Agreement will be conditional on such payment or arrangements, and the Company and its affiliates shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to the Recipient.

6.    Adjustments for Capital Changes.

In the event of any change in the outstanding shares of Common Stock of the Company by reason of any stock dividend or split, recapitalization, merger, consolidation, spin-off, reorganization, combination or exchange of shares, or other similar corporate change, or other increase or decrease in such shares effected without receipt or payment of consideration by the Company, a duly authorized representative of the Company shall adjust the number of Restricted Shares granted pursuant to the Plan and this Agreement to prevent dilution or enlargement of the rights granted to the Recipient.

7.    No Right to Continued Employment.

Nothing in this Agreement shall confer on the Recipient any right to continue as an employee of the Company or in any way affect the Company’s or any subsidiary’s right to terminate the Recipient’s employment at any time.

8.    Notice.

Any notice to the Company hereunder shall be in writing addressed to the Company at its principal business office, which on the date of this Agreement is located at:

Mack-Cali Realty Corporation

343 Thornall Street

Edison, New Jersey 08837-2206

Attn:                    President and Chief Executive Officer

Any notice to the Recipient hereunder shall be in writing addressed to the Recipient at his address as set forth in the Company records or such other address as the Recipient shall notify the Company of in writing.

9.    Entire Agreement; Effect of Employment Agreement.

(a)    Entire Agreement.    This Agreement contains the entire understanding of the parties and shall not be modified or amended except in writing and duly signed by each of the parties hereto. No waiver by either party of any default under this Agreement shall be deemed a waiver of any later default hereunder.

(b)    Effect of Employment Agreement.    In the event the Employment Agreement with the Company contains additional rights, duties and/or obligations with respect to the Recipient, such terms and conditions shall govern the Recipient’s Multi-Year Performance Award as if such terms and conditions had been set forth herein; and in the event of any conflict or inconsistency between the terms of the Employment Agreement or this Agreement, the terms and conditions of the Employment Agreement shall control.

10.  409A.

This Multi-Year Performance Award Agreement is not intended to provide for a deferral of compensation that would be subject to Section 409A of the Internal Revenue Code of 1986, as amended, and if necessary the parties will negotiate in good faith to adopt such amendments as may be required to ensure that, if possible, the amounts payable under this Multi-Year Performance Award Agreement will either not be subject to Section 409A, or will comply with the requirements of said section.

11.  Construction.

The various provisions of this Agreement are severable in their entirety. Any determination of invalidity or unenforceability of any one provision shall have no effect on the continuing force and effect of the remaining provisions.

12.    Governing Law.

This Agreement shall be governed by the laws of the State of New Jersey applicable to contracts made, and to be enforced, within the State of New Jersey.

13.    Successors.

This Agreement shall be binding upon and inure to the benefit of the successors, assigns and heirs of the respective parties.

[Signature Page Follows]

In Witness Whereof, the parties hereto have executed this Agreement to be effective on the date first above written.

MACK-CALI REALTY CORPORATION

By:	/s/ Mitchell E. Hersh
Mitchell E. Hersh
President and
Chief Executive Officer

RECIPIENT

/s/ Roger W. Thomas
Roger W. Thomas